SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2017

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35476	52-1206400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5930 Balsom Ridge Road

Denver, North Carolina 28037

(Address of Principal Executive Offices)

(Zip Code)

(828) 464-8741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 3, 2017, a newly-formed, wholly-owned subsidiary of Air T, Inc. (the “Company”) entered into an agreement with Blue Clay Capital Management, LLC (“Blue Clay Capital”), an investment management firm based in Minneapolis, Minnesota, pursuant to which such subsidiary is to acquire the assets of, and assume certain liabilities of, Blue Clay Capital in return for payment to Blue Clay Capital of $1.00, subject to adjustment for Blue Clay Capital’s net working capital as of the closing date. Gary S. Kohler, a director of the Company, is the sole owner of Blue Clay Capital. In connection with such acquisition transaction, a subsidiary of the Company is to replace Blue Clay Capital as the managing general partner of certain investment funds currently managed by Blue Clay Capital, Mr. Kohler is to enter into an employment agreement with such subsidiary to serve as its Chief Investment Officer in return for an annual salary of $50,000 plus variable compensation based on the management and incentive fees to be paid to the subsidiary by certain of these investment funds and eligibility to participate in discretionary annual bonuses and David Woodis, President of Blue Clay Capital, is to enter into an employment agreement with such subsidiary to serve as its Chief Operating Officer and Chief Financial Officer in return for an annual salary of $125,000 plus revenue sharing and eligibility to participate in discretionary annual bonuses. Completion of these transactions is subject to certain conditions, including the consent of limited partners of these investment funds to the extent required by the agreements governing these funds. The Board of Directors of the Company has concluded that Mr. Kohler is no longer independent in light of the transactions contemplated in the Company’s pending acquisition of the assets of Blue Clay Capital. Blue Clay Capital generated a net operating loss of $54,000 for the twelve month ended September 30, 2017.

The above discussion is qualified in its entirety by reference to the Asset Purchase Agreement and related employment agreement for Mr. Kohler and Mr. Woodis, the forms of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, which are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 1, 2017, the Board of Directors of the Company approved the amendment and restatement of the Company’s by-laws to establish fixed dates by which written notice of nominations for directors or proposed other business must be submitted by stockholders for consideration at the Company’s 2018 annual meeting of stockholders. The Company’s by-laws generally provide for advance notice procedures for stockholders to submit to the Company’s Secretary written notice of nominations for directors or proposed other business to be presented at an annual meeting of stockholders within a time period being not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In light of the delay in holding the Company’s 2017 annual meeting of stockholders (which is currently anticipated to be held on December 11, 2017), and the desire of the Board of Directors to hold the Company’s 2018 annual meeting of stockholders in mid-August (consistent with the timing of prior year annual meetings), the amendments to the by-laws provide that, notwithstanding the general provisions establishing the period during which written notice of nominations for directors or proposed other business must be submitted by stockholders, with respect to the Company’s 2018 annual meeting of stockholders such written notice must instead be so delivered not earlier than April 17, 2018 and not later than the close of business on May 17, 2018. The Company’s amended and restated by-laws are filed as Exhibits 3.1 and 3.2 hereto, with the version filed as Exhibit 3.2 being marked to show (by underlining) the amendments so approved by the Company’s Board of Directors.

On November 1, 2017, in light of the anticipated timing of the Company’s 2017 and 2018 annual meetings of stockholders, the Company’s Board of Directors also adopted a resolution establishing March 19, 2018 as the date by which stockholders must submit to the Company’s Corporate Secretary proposals intended to be presented at the Company’s 2018 annual meeting of stockholders that are intended to be included in the Company’s proxy statement and on its proxy card in accordance with Rule 14a-8 of the Securities and Exchange Commission. Such proposals must satisfy the other requirements of such rule to be included in the Company’s proxy statement and on its proxy card for the 2018 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

3.1	Amended and Restated By-Laws of Air T, Inc.

3.2	Amended and Restated By-Laws of Air T, Inc. (marked to show amendments effected on November 1, 2017)

10.1	Asset Purchase Agreement by and among Blue Clay Capital Management, LLC, Gary Kohler and BCCM, Inc. dated November 3, 2017.

10.2	Form of Employment Agreement between Gary Kohler and BCCM, Inc.

10.3	Form of Employment Agreement between David Woodis and BCCM, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2017

AIR T, INC.

By:	/s/ Candice L. Otey
Candice L. Otey, Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

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